EXHIBIT 10

AGREEMENT FOR PURCHASE AND SALE OF SHARES

THIS AGREEMENT is entered into on this the ember 12 day of September, 2005, between

No. of

Name	Address	Shares

Calvin E. Bergman	205 North Center Street		24.25
	Ney, OH	43549

Lynn E. Bergman	14533 Defiance-Paulding		24.25
	Cecil, OH	45821

Jerry L. Bergman	310 Tile Mill Drive		24.25
	Ney, OH	43549

Barbara A. Vance	195 Cleveland Avenue		24.25
	Ney, OH	43549

Marvin Bergman	1615 East College Street		3.00
	Iowa City, IA	52245

("Sellers") and Heartland, Inc., a Maryland Corporation, ("Purchaser").

RECITALS

A. Sellers are the owner of all the issued and outstanding capital shares of Ney Oil Company, an Ohio corporation, of 145 South Water Street, Ney, Ohio 43549, hereinafter referred to as the "Corporation."

B. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the issued and outstanding capital shares of the Corporation upon the terms and conditions contained herein.

THEREFORE, in consideration of the mutual promises and conditions herein contained, the parties agree as follows:

AGREEMENT

(1) Subject to the terms and conditions of this Agreement, Sellers agree to sell, transfer, and assign to Purchaser, and Purchaser agrees to purchase, at the Closing, as hereinafter defined, One Hundred (100) shares of Common Stock, $1,200.00 per share stated value, of the Corporation, such shares in the aggregate constituting all of the issued and outstanding capital stock of the Corporation. At the closing, Sellers shall deliver to Purchaser certificates evidencing all of the Corporation's outstanding stock in form ready for transfer and duly endorsed to Purchaser. At the closing, Sellers shall execute and deliver such other documents and instruments, and take other such actions, as Purchaser may reasonably request, in order more fully to vest in Purchaser and perfect its title to (a) all right, title, and interest in and to the Corporation's stock; and (b) any and all other right, title, interest, claim, or demand of any kind which Sellers may have in, to, or upon any of the properties, assets, or business of the Corporation.

Purchase Price

(2) The purchase price to be paid by Purchaser to Sellers for the shares of Common Stock of the Corporation being sold hereunder shall be Five Million and no/100 Dollars ($5,000,000.00) U.S. Funds.

Payment of Purchase Price

(3) The purchase price described in Paragraph (2) hereof shall be paid as follows:

(a) Three Million and no/100 Dollars ($3,000,000.00) in collectible U. S. Funds on the Closing Date; and

(b) The balance of the purchase price shall be paid by the issuance to Sellers of one million three hundred thirty-three thousand three hundred (1,333,300) shares of common stock in Purchaser, the market value of which, three (3) business days prior to the Closing Date, shall be no less than Two Million and no/100 Dollars ($2,000,000.00) U. S. Funds. If the market value is less than Two Million and no/100 Dollars, the number of shares will be increased to an amount necessary to provide Two Million and no/100 Dollars ($2,000,000.00) in value as of the market closing three (3) business days prior to the Closing Date of this transaction. Said shares shall be issued to Sellers as follows:

Calvin E. Bergman	323,325
Lynn E. Bergman	323,325
Jerry L. Bergman	323,325
Barbara A. Vance	323,325
Marvin Bergman	40,000

To be adjusted as may be required by the provisions of this paragraph.

The Closing and the Closing Date

(4) The Closing Date under this Agreement shall be within one hundred twenty (120) days from the date hereof, on such date as Sellers and Purchaser may mutually agree. The Closing shall be held at Ney Oil on the Closing Date, unless another time and place are mutually agreed upon.

Plan of Acquisition

(5) At the closing, all outstanding shares of the Corporation shall be transferred to Purchaser in order to make Purchaser the parent corporation and the Corporation the wholly owned subsidiary of Purchaser. Prior to the closing, Purchaser shall have made such arrangements with State Bank and Trust Company as are necessary to provide at, or prior to closing, full releases in favor of Calvin E. and Charlotte Bergman, Lynn E. and Kathy Bergman, Jerry L. Bergman and Barbara A. and Tom Vance, from all guaranties which they have executed in favor of State Bank and Trust Company with respect to any and all indebtedness of the Corporation.

It is the intention of Purchaser that the Corporation shall continue to exist as a separate corporation and shall continue to be covered by the laws of the State of Ohio.

Dissenting Shareholders

(6) Purchaser shall be responsible for all matters, both legal and financial, with respect to dissenting shareholders, it being agreed between the parties that a condition of the closing of this transaction by Purchaser is that all shareholders of the Corporation will execute this agreement and perform all obligations required of them at closing.

At the closing, each of the Sellers having signed this Agreement will deliver their endorsed stock certificates or stock powers sufficient to authorize the secretary of the Corporation to transfer 100% of the outstanding shares of the Corporation to Purchaser.

Bylaws

(7) It is the intention of Purchaser that the Bylaws of both Purchaser and the Corporation shall remain in full force and effect, unchanged.

Representations and Warranties by Sellers

(8) Sellers represent and warrant to Purchaser as follows:

Title to the Corporation's Stock

(a)

Sellers have good, absolute, and marketable title to the Corporation's stock, free and clear of all liens, claims, encumbrances, and restrictions of every kind. Sellers have the complete and unrestricted right, power, and authority to sell, transfer, and assign the Corporation's stock pursuant to this Agreement. The delivery of the Corporation's Stock to Purchaser as herein contemplated will vest in Purchaser good, absolute, and marketable title to all of the Corporation's Stock, free and clear of all liens, claims, encumbrances, and restrictions of every kind.

Organization

(b)

The Corporation is a duly organized and validly existing Ohio corporation in good standing, with all requisite corporate power and authority to carry on its business as presently conducted. The Corporation has no subsidiaries and has no direct or indirect equity interest in any other firm, corporation, or business enterprise.

(c)	Capitalization and long-term indebtedness.

(i)

The Corporation is authorized by its Articles of Incorporation to issue two hundred fifty (250) shares of Common Stock, $1,200.00 per share stated value, one hundred (100) of which are duly and validly issued and outstanding, fully paid, and nonassessable. The Corporation has no authority to issue any other capital stock or other security.

(ii)

Sellers have delivered to Purchaser true copies of all instruments relating to the Corporation's long- and short-term indebtedness, and the Corporation is not in any default or violation of any provision of its outstanding long-term or short-term indebtedness.

(iii)

There are no outstanding options, contracts, commitments, warranties, agreements of other rights of any character affecting or relating in any manner to the issuance of the Corporation's capital stock or other securities, or entitling anyone to acquire the Corporation's capital stock or other securities.

Financial Statements

(d)

Sellers have furnished Purchaser with an internally prepared Balance Sheet of the Corporation as of July 31, 2005 and the related statement of income and retained earnings for the year ended July 31, 2005. Both such financial statements (i) are in accordance with the books and records of the Corporation; (ii) fairly present the financial condition of the Corporation at such dates and the results of its operations for the periods therein specified; and (iii) with respect to all contract and commitments of the Corporation, reflect adequate reserves for all reasonably anticipated losses and costs in excess of anticipated income. Specifically, but not by way of limitation, the Balance Sheet discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of the Corporation at the Balance sheet date (except such debts, liabilities, and obligation as are not required to be reflected therein in accordance with generally accepted accounting principles) and includes appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet payable.

Present Status

(e)

Since the Balance Sheet date, the Corporation has not: incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise, except current liabilities in the ordinary course of business; discharge or satisfied any liens or encumbrances, or paid any obligation or liabilities, except current Balance Sheet liabilities and current liabilities incurred since the Balance Sheet date, in each case, in the ordinary course of business; declared or made any shareholder payment or distribution or purchased or redeemed any of its securities or agreed to do so; mortgaged, pledged, or subjected to lien, encumbrances, or charge any of its assets; canceled any debt or claim; sold or transferred any assets except sales from inventory in the ordinary course of business; suffered any damage, destruction, or loss (whether or not covered by insurance) materially affecting its properties, business, or prospects; waived any rights of substantial value; nor entered into any transaction other than in the ordinary course of business. Sellers have specifically disclosed to Purchaser that prior to Closing, the Corporation will pay to Charlotte Bergman the approximately Eighty Thousand Dollar ($80,000.00) indebtedness owed to the said Charlotte Bergman.

Tax Returns and Audits

(f)

The Corporation has duly filed all federal, state, and local tax returns required to be filed by it and has paid all federal, state, and local taxes required to be paid with respect to the periods covered by such returns. The Corporation has not been delinquent in the payment of any tax, assessment, or governmental charge. The Corporation has not had any tax deficiencies proposed or assessed against it and has not executed any waiver of the statute of limitations on the assessment or collection of any tax.

Litigation

(g)

There are no legal actions, suits, arbitrations, or other legal administrative or other governmental proceedings pending or threatened against the Corporation, its properties, assets, or business; and neither Sellers nor the Corporation is aware of any facts which to the knowledge of either might result in any such action, suit, arbitration, or other proceeding; except that there is an outstanding dispute with Ottawa Oil Company involving an original invoice in the amount of Ten Thousand Dollars ($10,000.00) and negotiations continue.

Compliance With the Law and Other Instruments

(h)

The business and operation of the Corporation have been and are being conducted in accordance with all applicable laws, rules, and regulation authorities, except those which do not (either individually or in the aggregate) materially and adversely affect the Corporation or its properties, assets, businesses, or prospects. Performance of this

Agreement will not result in any breach of, or constitute a default under, or result in the imposition of, any lien or encumbrances upon any property of the Corporation under any arrangement, agreement, or other instrument to which the Corporation or Sellers is a party or by which either is bound or affected, and will not violate the Articles of Incorporation, as amended, or the Code of Regulations of the Corporation. The Corporation is not in violation of its Articles of Incorporation, as amended, its Regulations, or of any indebtedness, mortgage, contract, lease, or other agreement or commitment.

Title to Property and Assets

(i)

The Corporation has good, absolute, and marketable title to all its properties and assets, including without limitation those reflected in the Balance Sheet and those used or located on property controlled by the Corporation in its business on July 31, 2005, and acquired thereafter (except inventory sold in the ordinary course of business), subject to no mortgage, pledge, lien, charge, security interest, encumbrance, or charge, security interest, encumbrance, or restriction except those which are disclosed on the Balance Sheet as securing specified liabilities, or are disclosed in the Schedule of Assets referred to in Subparagraph (5) (j) hereof. All the equipment of the Corporation is in good condition and repair, reasonable wear and tear excepted. The Corporation has not been threatened with any action or proceeding under any building or zoning ordinance, regulation, or law.

Schedule of Assets

(j)	Within sixty (60) days after the execution of this Agreement, Sellers will deliver to Purchaser a separate Schedule of Assets specifically referring to this paragraph, containing.

(i)

A true and complete legal description of all real properties in which the Corporation has a leasehold interest, together with a description of each indenture, lease, sublease, or other instrument under which the Corporation claims or holds such leasehold interest; the Corporation has good and valid leasehold interests in such properties, and all such instruments are in effect and enforceable according to their respective terms;

(ii)	A complete schedule of all fire and other casualty and liability policies of the Corporation in effect at the date of this Agreement;

(iii)	A true and complete list of all accounts receivable of the Corporation on August 31, 2005, together with information as to the aging of each such account; and

(iv)	A true and complete list of the fuel inventory as of the close of business on August 31, 2005. Other inventory is estimated based upon sales records.

Contracts

(k)

Except as set forth in Exhibit A attached hereto, the Corporation is not a party to, or otherwise bound by, any: written or oral contract not made in the ordinary course of business; employment or consultant contract not terminable at will without cost or other liability; labor union contract; bonus, pension, profit sharing, retirement, share purchase, stock option, hospitalization, group insurance, or similar employee benefits plan; real or personal property lease, as lessor or lessee; advertising or public relations contract; purchase, supply or service contractor; deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt, or any other agreement or arrangement, whereby any of the assets or properties of the Corporation are subject to a lien, encumbrance, charge or other restriction; license agreement, whether as licensee or licensor; distribution agreement with respect to any of its products, contract which provides for a redetermination of price or contains a similar provision or provides for cost reimbursement; or contract. To the best of Seller's knowledge and belief, the Corporation has in all respects performed all obligations required to be performed to date and is not in material default in any respect under any of the contracts, agreements, leases, documents, or other commitments to which it is a party or otherwise bound or affected. All parties having contracts with the Corporation are in material compliance therewith and are not in material default thereunder.

Seller has disclosed to Purchaser that it is the intention of the Corporation to convert the existing Defined Benefit Plan to a 401(k) Plan prior to closing.

Compensation of Officers and Others

(l)

Since the Balance sheet date, there has not been any change in any compensation, commission, bonus, or other remuneration payable to any officer, directors, agent, employee, or consultant of the Corporation.

Inventories

(m)

The inventories of the corporation which are reflected in the Balance Sheet and all inventory items which have been acquired since the Balance Sheet date consist of goods of such quality and in such quantities as are saleable in the ordinary course of its business with normal markup at prevailing market prices. Such inventories were determined at the lower of cost or market. Since the Balance Sheet date, the Corporation has continued to replenish its inventory in a normal and customary manner consistent with prior practice and prudent practice prevailing in the business of the Corporation.

Records

(n)

The respective books of account and minute books of the Corporation are complete and correct, and reflect all those transactions involving its business which properly should have been set forth in such books.

Absence of Certain Changes of Events

(o)

Since the Balance Sheet date, there has not been any change in or any event or condition (financial or otherwise) affecting the properties, assets, liabilities, operations, or prospects of the Corporation other than changes in the ordinary course of its business, none of which has (either when taken by itself or when taken in conjunction with all other such changes) been materially adverse.

Dealers or Finders

(p)	Any finders fees or brokers fees will be paid by the party that retained them.

Accounts Receivable

(q)

All of the accounts receivable of the Corporation which are reflected in the Balance Sheet and all its accounts receivable which have arisen since the Balance Sheet date (except such accounts receivable as have been collected since the Balance Sheet date) are valid and enforceable claims. Such accounts receivable are fully collectible except to the extent of the amount of the reserve for bad debts set forth in the Balance Sheet, which reserve is in all respects adequate, and excepting a judgment which the Corporation holds against JKC Leasing, Ltd. which is secured by a lien against real estate in Hancock County, Ohio, which judgment is in the amount of $77,000.00, plus costs, with interest at 5% from June 30, 2005. Collectibility of this debt is subject to the equitable value of the real estate. The Corporation may charge this indebtedness off prior to closing.

Purchase Commitments and Outstanding Bids

(r)

No purchase commitments of the Corporation are in excess of normal, ordinary, and usual requirements of its business, or were made at any price in excess of the then current market price, or contain terms and conditions more onerous than those usual and customary in the industry.

Insurance Policies

(s)

There are full force all policies of fire, liability, and other forms of insurance described in the Schedule of Assets referred to in Subparagraph (j) of this Paragraph (5). Such policies are in amounts and against such losses and risks as are generally maintained by comparable businesses.

Disclosure

(t)

No representation or warranty by Sellers in this Agreement or in any writing furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

Due Diligence

(9) The Purchaser shall have thirty (30) days following the execution of this Agreement to complete its due diligence. If Purchaser has not delivered to Sellers written notice of facts or circumstances which cause significant legal or economic concern as a result of its due diligence, due diligence shall be determined to have been fully satisfied.

Actions of the Corporations Pending Closing

(10) Sellers agree that from the date hereof through the Closing Date:

Operations

(a)

Unless Purchaser consents in writing to the contrary, Sellers will cause the Corporation to operate only in the ordinary course of business; and to not enter into any transaction or perform any act which would constitute a breach of the representations, warranties, or agreements contained herein.

(b)

Sellers will cause the Corporation to afford Purchaser access, during normal business hours, to all its business operations, properties, books, files, and records, and will cooperate in Purchaser's examination thereof. No such examination, however, shall constitute a waiver or relinquishment by Purchaser of its right to rely upon Seller's covenants, representations, and warranties as made herein or pursuant hereto. Until the Closing, Purchaser will hold in confidence all information so obtained, and any documents or instrument heretofore or hereafter obtained by Purchaser in connection herewith shall be held on an express trust for and on behalf of Sellers and the Corporation.

Compliance

(c)	Sellers will cause the Corporation and its officers and employees to comply with all applicable provisions of this Agreement.

Conditions Precedent of Obligations of Purchaser

(11) Unless waived, in whole or in part, in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

No Material Errors

(a)

The representation and warranties of Sellers in Paragraph 8 hereof shall be deemed to have been made again on the Closing Date and then be true and correct, subject to any changes contemplated by this Agreement. Sellers shall have performed all of the obligations to be performed by him hereunder on or prior to the Closing Date.

(b)	Sellers shall have delivered to Purchaser the written resignations of the directors and officers of the Corporation.

Nature and Survival of Representations and Warranties

(12) All statements of fact contained in any memorandum, certificate, instrument, or other document delivered by or on behalf of Sellers for information or reliance pursuant to this Agreement shall be deemed representations and warranties by Sellers under this Agreement. All representations and warranties of the parties shall survive the Closing.

Indemnification

(13) Both parties shall, and from and after the Closing Date, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of either party (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of either party whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case, to the full extent a corporation is permitted under the Ohio law to indemnify directors or officers.

Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Closing Date), (i) the Indemnified Parties may retain counsel satisfactory to them and the Parties shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefore are received; and (ii) each party shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that each party shall not be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Parties (but the failure so to notify shall not relieve a party from any liability which it may have under this section except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Parties agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Closing Date, shall survive the reverse acquisition and shall continue in full force and effect for a period of not less than seven years from the Closing Date; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

The provisions of this section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding upon all successors and assigns of both Parties.

Records of the Corporation

(14) For a period of six (6) years following the Closing Date, the books of account and records of the Corporation pertaining to all period prior to the Closing Date shall be available for inspection by Sellers for use in connection with tax audits.

Notices

(15) Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable to be given to any other party hereto, shall be in writing and hall be given by facsimile, personal delivery, overnight delivery or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

To Seller:	Ney Oil Company

145 South Water Street

P. O. Box 155

Ney, OH	43549

Phone: (419) 658-2324

Fax: (419) 658-2723

Copy to:	Ralph W. Gallagher, Esq.

Gallagher, Stelzer & Yosick, Ltd.

216 South Lynn Street

Bryan, OH	43506

Phone: (419) 636-3166

Fax: (419) 636-5743

To Purchaser:	Heartland, Inc.

3300 Fernbrook Lane, Suite #180

Minneapolis, MN	55447

Phone: ______________________

Fax: ________________________

Copy to:	____________________________

____________________________

Phone: ______________________

Fax: ________________________

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery or overnight delivery in accordance with the provisions of this section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provision of this section, such notice shall be conclusively deemed given seven days after deposit thereof on the United State Mail.

Miscellaneous

(16)

Expenses

(a)	Each of the parties shall bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

Amendment and Waiver

(b)	This Agreement may be amended or modified at any time and in all respects by an instrument in writing executed by Purchaser and Seller.

Assignment

(c)

Neither this Agreement nor any right created hereby shall be assignable by Sellers (or its successors in interest) or Purchaser without the prior written consent of the other, except for an assignment incident to a merger, consolidation, or reorganization or either party. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement.

Headings

(d)	Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Counterpart Execution

(e)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

Parties in Interest

(f)

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Purchaser and Seller, their heirs, executors, administers, successors and assigns.

Integrated Agreement

(g)

This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties, or representations between the parties other than those set forth herein or herein provided for.

Choice of Law

(h)	It is the intention of the parties that the laws of Ohio should govern the validly of this Agreement, the construction of is terms, and the interpretation of the rights and duties of the parties.

Entire Agreement

(i)	The foregoing constitutes the entire agreement and understanding of the parties on the subject hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

_________________________________	HEARTLAND, INC.

Calvin E. Bergman

BY:

_________________________________	Its Chairman of Heartland Inc.
Lynn E. Bergman	Purchaser

_________________________________

Jerry L. Bergman

_________________________________

Barbara A. Vance

___________________________________

Marvin Bergman

"SELLERS"